Exhibit 10(z)

EMPLOYMENT AGREEMENT

AGREEMENT dated as of this 28th day of August, 2006, by and between Mar Cor Purification, Inc., a Pennsylvania corporation (the “Company”) and Curtis Weitnauer (the “Employee”).

R E C I T A L S:

Employee is to be employed as President of the Company. Employee and the Company desire to enter into an employment agreement and to set forth herein the terms and conditions of Employee’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

1.             Engagement and Term. The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing on the date hereof (the “Effective Date”) and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on July 31, 2009 (the “Employment Period”). As used in this Agreement, the term “Contract Year” shall refer to the period commencing on the Effective Date and ending July 31, 2007 (with respect to the initial Contract Year) and each twelve-month period thereafter during the term of this Agreement.

2.             Scope of Duties.

2.1           Employee will be employed by the Company as President. Employee will also serve, without additional compensation hereunder, as President of Biolab Equipment Ltd. (“Biolab”), an affiliate of the Company. Employee will have such authority, powers and duties customarily attendant upon such position. In particular, Employee will have complete general management responsibilities for all operations of the Mar Cor Purification (“MCP”) operating segment of Cantel Medical Corp. (“Cantel”), the parent company of the Company and Biolab, and, subject to Board approval, will be responsible for setting and implementing the direction and strategies of MCP to enable it to achieve profitable growth and meet financial objectives. Employee will also be a key participant in assisting with the search for and evaluation of acquisition candidates of MCP.

2.2           If elected or appointed, Employee shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above. Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage. Notwithstanding anything to the contrary contained herein, Employee may serve on the board of directors of not-for-profit entities, provided such entities are not competitors of MCP and such activities do not materially interfere with Employee’s duties hereunder. Service on the board of directors of any other entities will require prior consent of the Board of Directors of the Company. Employee acknowledges that MCP currently has major offices in or around Toronto, Philadelphia, Boston and Minneapolis. Employee will be based out of the Minneapolis office (in Plymouth, MN) and will report to the Executive Vice President and Chief Operating Officer of Cantel (Andrew A. Krakauer).

3.             Compensation.

3.1.                              Base Salary. In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee an annual base salary (“Base Salary”) of $220,000. The Base Salary will be payable at such regular times and intervals as the Company customarily pays its executive officers from time to time, but in no event less frequently than every second week. In addition, the Base Salary will be increased annually by an amount established by reference to the “Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York, all items “Series A-01” published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”). The base period will be the month ended May 31, 2006 (the “Base Period”). If the Consumer Price Index for the month of May in any Contract Year, commencing in 2007, is greater than the Consumer Price Index for the Base Period, then the Base Salary will be increased, commencing on August 1 of the next Contract Year, to the amount obtained by multiplying Base Salary by a fraction, the numerator of which is the Consumer Price Index for the month of May of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period. Notwithstanding the foregoing, in no event will Employee receive, for any Contract Year, an increase in Base Salary of less than five (5%) percent over the Base Salary, as adjusted for the previous Contract Year.

3.2                                 Incentive Compensation. Employee will be eligible to participate in MCP’s Management Incentive Compensation program (MICP) for the full fiscal year ending July 31, 2007. Employee’s MICP level will be set at 35% of Base Salary, with “earned incentives” predicated upon the achievement of specific individual and MCP objectives.

3.3                                 Stock Options. The Company agrees to cause the grant to Employee as of the date hereof of an option (the “Option”) to purchase thirty thousand (30,000) shares of Common Stock, par value $.10 per share of Cantel. The Option will be a non-ISO granted under Cantel’s 1997 Employee Stock Option Plan (the “Plan”) pursuant to a separate option agreement in the form annexed hereto as Exhibit A. The Option will have an option exercise price per share equal to the fair market value of Cantel’s Common Stock on the date preceding the date hereof determined in accordance with the Plan. The Option will have a five-year term and vest in three equal annual installments, the first to occur on the first anniversary of the date hereof, the second on July 31, 2008 and the third on July 31, 2009.

3.4           Other Benefits.

3.4.1                        During the Employment Period, Employee will be entitled to participate, at Company expense (subject to applicable employee contribution requirements imposed by the Company from time to time on its employees generally), in the medical health insurance plan, and all other health, insurance and other benefit plans applicable generally to executive officers of the Company on the same basis as such officers. In addition, Employee will be entitled to participate in the Company’s 401(k) benefit plan.

3.4.2                        Provided that Employee is insurable at rates that are comparable to those obtainable on other persons of similar age and position in good health (if Employee is classified in a higher risk category, he may elect to pay the excess premium cost to obtain the coverage), during the Employment Period the Company will procure and maintain term life insurance on the life of Employee in the face amount of $250,000. Employee will be the owner of such life insurance policy and will have the absolute right to designate the beneficiaries thereunder. The Company will pay all premiums for such life insurance. Employee agrees to submit to all medical examinations, supply all information and execute all documents required by insurance companies in connection with the issuance of such policy. The foregoing “executive” benefit is in addition to the “standard” life insurance benefit of one and one-half times Employee’s annual Base Salary through the Company’s employee benefits program.

3.4.3                        During the Employment Period, Employee will be entitled to the use of an automobile leased or owned by the Company in connection with the Company’s business. The make and model of the automobile shall be reasonably satisfactory to Employee, provided that the Company’s monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $700. In lieu of the foregoing, the Company may pay Employee an automobile allowance of $700 a month. Employee will also be entitled to receive, in accordance with MCP’s company-wide policy, reimbursement for reasonable out-of-pocket expenses related to the automobile, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the automobile; provided, however, that Employee will be responsible for keeping appropriate records regarding the use of said automobile, as instructed by the Company or its accountants.

3.4.4                        During the Employment Period, Employee will be entitled to Paid Time Off (PTO) equivalent to four weeks during the first Contract Year and each subsequent Contract Year during the Employment Period. PTO is accrued based on Employee’s actual hours worked. Employee will also be eligible for three floating holidays during the current calendar year and six floating holidays beginning January 1, 2007. All vacations will be scheduled at the mutual convenience of the Company and Employee and shall in no event exceed two consecutive weeks without the prior approval of the Executive Vice President, Chief Operating Officer of Cantel. Employee will become eligible to use accrued PTO and the floating holidays after 90 days of employment hereunder.

3.4.5                        The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company (consistent with MCP’s expense reimbursement policy in effect from time to time), including without limitation, entertainment, professional dues and similar items, upon the presentation of appropriate receipts or vouchers therefor, consistent with MCP’s policy applicable to executives generally.

4.             Termination of Employment. The provisions of Section 1 of this Agreement notwithstanding, this Agreement and Employee’s employment hereunder may be terminated in the manner and for the causes hereinafter set forth, in which event the Company will have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee, other than as specifically provided herein:

4.1                                 If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or at any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon ten (10) days’ written notice to Employee.

4.2                                 In the event of the death of Employee, this Agreement will immediately terminate on the date thereof.

4.3                                 If Employee (a) willfully discloses material trade secrets or other material confidential information related to the business of the Company in breach of this Agreement or otherwise willfully violates a covenant set forth in Section 5 hereof; (b) willfully fails or refuses to carry out the business of the Company as lawfully directed and as required by the terms of this Agreement after written demand is delivered to Employee by the Board of Directors of the Company or the Executive Vice President of Cantel, which demand specifically identifies the manner in which such officer believes that Employee has willfully failed or refused to carry out MCP’s business, which failure or refusal is not substantially remedied by Employee within ten (10) days of receipt of such demand; (c) commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company’s Board of Directors; or (d) abuses alcohol, prescription drugs or controlled substances, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee with the date of such notice being the “termination date” and such termination being deemed for “cause.”

4.4                                 Employee may terminate his employment under this Agreement upon not less than thirty (30) days’ written notice to the Company if the Company, without Employee’s consent, undergoes a “Change in Control” (as defined below). “Change in Control” shall mean (1) the sale by Cantel of more than 50% of its ownership interest in the Company, (2) the sale by the Company of all or substantially all of its assets, or (3) the sale of the Company by Cantel through a merger, consolidation or other transaction whereby the Company is no longer a direct or indirect subsidiary of Cantel, provided in each such case that neither Employee nor an affiliate of Employee is the party acquiring the Company (or its assets). Any Termination Notice given by Employee hereunder must be given within ninety (90) days following the occurrence of the event giving rise to such termination.

4.5                                 In the event Employee’s employment is terminated by reason of the provisions of Section 4.1 or 4.2, then in such event, the Company will continue to pay to Employee, if living, or other person or persons as Employee may from time to time designate in writing as the beneficiary of such payments, the Base Salary in effect at the time which such death or disability occurred during the three-month period following such death or disability. Except for such Base Salary, the Company will have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.6                                 Upon termination of Employee’s employment under Section 4.3, the Company will have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.7                                 Upon termination of Employee’s employment by Employee under Section 4.4, then in addition to payments and benefits accrued and due and payable to Employee prior to the termination date, the Company will pay to Employee in a lump sum, within ten (10) days following the termination date, an amount equal to one hundred percent (100%) of (i) the Base Salary and Incentive Compensation paid or accrued by the Company to Employee with respect to the most recently completed Contract Year, if such termination occurs after the end of the first Contract year or (ii) $220,000, if such termination occurs prior to the end of the first Contract Year. Except for such payments, the Company will have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date.

4.8                                 Upon termination of Employee’s employment under Sections 4.1, 4.2 or 4.4, then in addition to the payments and benefits payable to Employee specified above, the Company agrees that for a period of ninety (90) days following such termination it will (i) in the case of termination under Section 4.1 or 4.4, continue Employee’s coverage under the Company’s medical health insurance plan provided under Section 3.6.1 above to the extent such coverage was in effect at the time of termination (e.g., individual coverage or family coverage), directly or through the payment of all applicable amounts under COBRA or, (ii) in the event of termination under Section 4.2, pay the cost of family coverage (for Employee’s wife and children) under a medical health insurance plan having benefits similar to those in effect under the Company’s medical health insurance plan in effect at the time of termination.

4.9                                 If (i) the Company does not offer to enter into a new employment agreement with Employee upon the expiration of the Employment Period (with compensation terms at least as favorable to Employee as under the terms of this Agreement) and (ii) Employee’s employment with the Company terminates upon expiration of the Employment Period or is terminated by the Company or Employee during the first three months thereafter (if Employee continues his employment without an employment agreement) for any reason whatsoever, other than termination by the Company for “cause” (as defined in Section 4.3), then Employee will be entitled, as severance, to continue receiving his base salary in effect at the time of termination (which will not be lower than the Base Salary in effect at the time of the expiration of the Employment Period) for a period of six months following the date of termination.

4.10                           In the event Employee’s employment hereunder is terminated by the Company without cause (i.e., for a reason outside the scope of Section 4.1, 4.2, 4.3 and 4.4), then, in addition to payments and benefits accrued and due and payable to Employee prior to the termination date, the Company will continue payments to Employee of his Base Salary through (i) July 31, 2009 or (ii) the end of the six month period following the termination date, whichever is longer. The foregoing will be Employee’s exclusive right and remedy against the Company in the event of such termination.

5.             Disclosure of Confidential Information, Assignment of Inventions, and Covenants Not to Compete.

The term “Company,” for purposes of this Section 5 only shall be deemed to include Cantel Medical Corp., Crosstex International, Inc., Minntech Corporation, Biolab Equipment Ltd., Mar Cor Purification, Inc., Saf-T-Pak, Inc., and other current or future affiliates of the Company, except where the context suggests, or it is expressly stated, otherwise.

5.1                                 Confidential Information. Employee acknowledges that the Company possesses confidential information, know-how, customer lists, manufacturing, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company. Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the President of the Company, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee currently has knowledge (whether learned by him as a director, officer, employee or shareholder of the Company or otherwise) or which he shall become informed during his employment hereunder, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless legally required to do so or such information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

5.2                                 Patent and Related Matters.

5.2.1                        Inventions. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the “Inventions”). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of the Inventions.

5.2.2                        Limitation. It is further agreed, and Employee is hereby notified, that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee’s own time, and

(i)                                     which does not relate to the business of MCP or to the actual or demonstrably anticipated research or development of MCP; and

(ii)                                  which does not result from any work performed by Employee for the Company.

5.2.3                        Assistance. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to reasonably cooperate otherwise in all proceedings and matters relating thereto.

5.2.4                        Records. Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to proposed acquisition transactions (including property of the proposed target companies) or the business, products, practices or techniques of the Company, and all other property (e.g., computers and related equipment), trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company (or a supplier, customer, other business relation of the Company) or a proposed target company in an acquisition transaction, which in any of these cases are in his possession or under his control.

5.3                                 Non-Compete. During the Employment Period and for a period of two years following the termination of Employee’s employment hereunder (the “Non-Compete/Non-Interference Period”), Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the United States or Canada that is competitive with the business of MCP, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to three (3%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For purposes of this Agreement, a business that is competitive with the business of MCP will be deemed to include only the design, manufacture, marketing, sale, distribution or service of any of the following products or services with respect to water purification applications of MCP:  (i) water filters and membranes, (ii) water purification equipment, (iii) pH neutralization systems, (iv)service deionization and carbon exchange products and services, (v) process pipe and fittings, valves, pumps, conditioning equipment, and process controls and (vi) any addition product or service areas entered into by MCP during the Employment Period. The Company acknowledges that its water purification business and applications do not currently include, among other things, desalination, municipality or steam generation.

5.4                                 Non-interference. Employee further agrees that during the Non-Compete/Non-Interference Period, he will not without prior written consent of the President of the Company (i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, distributor, or other business relation and the Company.

5.5                                 Enforcement. Employee agrees that the remedy at law for any breach of the covenants contained in Article 5 of this Agreement would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, the Company, in addition to any other remedy, shall have the right to enjoin Employee from any threatened or actual activities in violation thereof and Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceeding brought to enforce any such covenants without the necessity of proof of actual damages. If any portion of the restrictions set forth in Article 5 of this Agreement should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Employee declares that the territorial and time limitations set forth, as well as the scope of the restrictions, in Sections 5.3 and 5.4 above are reasonable and properly required for the adequate protection of the Company. In the event any such territorial or time limitation or scope of restriction is deemed to be unreasonable by a court of competent jurisdiction, the parties agree to the reduction of the territorial or time limitation or scope of restriction to the area or period or scope that such court shall deem reasonable. For purposes of clarity of this Section 5.5, the parties agree that Employee may not oppose or object to temporary or permanent injunctive relief as being an appropriate and proper remedy for a breach or threatened breach of a covenant contained in Article 5 of this Agreement, but Employee may defend himself against the claimed breach or threatened breach itself.

6.             Miscellaneous Provisions.

6.1                                 Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

6.2                                 This Agreement is entered into in the State of Pennsylvania and shall be governed pursuant to the law of the State of Pennsylvania. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.3                                 This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

6.4                                 This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

6.5                                 Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Mar Cor Purification, Inc.
4450 Township Line Rd.
Skippack, PA 19474-1429
Attention: Andrew A. Krakauer

with a copy to:

Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424
Attention: General Counsel

If to Employee:

Curtis Weitnauer
5365 139th Street NW
Zimmerman, MN 55398

6.6           This Agreement shall inure to the benefit of, and shall be binding upon, the Company and Employee. This Agreement may not be assigned by the Company or Employee, except for an assignment by the Company to an affiliate of the Company.

6.7           This Agreement may be executed in separate counterparts, including via facsimile, each of which shall constitute the original hereof.

6.8           The execution and delivery of this Agreement by the Company has been authorized and approved by all requisite corporate action.

6.9           Employee represents and warrants to the Company that subsequent to entering into the Executive Retention Agreement dated as of November 20, 2003 between Employee and GE Osmonics, Inc., Employee has not entered into any severance agreement, non-compete agreement, employment agreement or other similar agreement to which Employee is a party or by which Employee is bound.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

MAR COR PURIFICATION, INC.

By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer, President

/s/ Curt Weitnauer
Curt Weitnauer